EXHIBIT 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION TRANSFERS STOCK LISTING
TO THE NASDAQ CAPITAL MARKET
Tempe, Ariz., May 31, 2007/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced that the Nasdaq Stock Market has approved its application to transfer the listing of its common stock to the Nasdaq Capital Market. Rockford’s common stock is expected to begin trading on the Nasdaq Capital Market, and to cease trading on the Nasdaq Global Market, on June 4, 2007. Rockford currently meets all of the requirements for continued listing on the Nasdaq Capital Market.
     As reported in its press release of May 10, 2007, Rockford’s shareholders equity at March 31, 2007, fell below the $10 million minimum requirement for continued listing on the NASDAQ Global Market. Rockford could have sought Nasdaq’s approval of a plan to restore compliance with the $10 million shareholder equity requirement, but concluded that doing so was not in Rockford’s best interest.
     Rockford decided instead that the lower cost and reduced listing requirements of the Nasdaq Capital Market better meet its needs as a small public company. Rockford believes that its investors are comfortable with the Nasdaq Capital Market, particularly because an SEC regulation became effective on May 24, 2007, that exempts securities listed on the Capital Market from most state “blue sky” registration requirements. The increased cost of staying on the Global Market was not justified by the limited incremental benefits for a smaller company like Rockford.

About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2007. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.